UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2011 (October 25, 2011)

RED MOUNTAIN RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-54444	27-1739487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 900, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

(214) 871-0400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2011, Black Rock Capital, Inc., a wholly owned subsidiary of Red Mountain Resources, Inc. (the “Company”), issued a convertible promissory note to Michael Garnick in a principal amount of $200,000.  The note is due and payable in full on April 15, 2013 and bears interest at the rate of 10% per annum.  At any time after October 17, 2012 and prior to the payment in full of the entire balance of the note, Mr. Garnick has the option of converting all or any portion of the unpaid balance (including accrued and unpaid interest) into shares of the Company’s common stock at a conversion price equal to $1.00 per share, subject to adjustment upon certain events.

The Company intends to file a registration statement covering the resale of shares of common stock it has issued in its $25 million private placement.  The Company has agreed to include the shares of common stock issuable to Mr. Garnick upon conversion of the note on such registration statement.

The preceding description of the terms, provisions and conditions of the note is a summary and is qualified in its entirety by the copy of the note that is attached hereto as Exhibit 10.1.

Item 2.03                       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K to the extent required.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

	10.1	Convertible Promissory Note dated October 25, 2011 in the original principalamount of $200,000 executed by the Company in favor of Michael Garnick.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2011	RED MOUNTAIN RESOURCES, INC.

	By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer